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                                                                    Exhibit 4(k)



                       INTEGRATED BENEFITS PACKAGE REVIEW
                                STATUS STATEMENT

ACKNOWLEDGED BY:

          NIMAMAR RURAL LOCAL LEVEL GOVERNMENT (NRLLG) and;

          LIHIR MINING AREA LANDOWNERS ASSOCIATION (LMALA);

          NATIONAL GOVERNMENT (the State)

          NEW IRELAND PROVINCIAL GOVERNMENT (NIPG)

          LIHIR GOLD LIMITED (Lihir)

RECITALS:

A. On or around 26 April 1995, Lihir Management Company (LMC) acting for and on behalf of Lihir Gold Limited (LGL), Nimamar Development Authority (predecessor to NRLLG) and LMALA entered into an agreement known and referred to as the Integrated Benefits Package (IBP), The IBP contained all of Lihir's agreements with, and commitments to, the Lihirian community, as well as a series of Memorandum of Agreement between the landowners, the local and provincial level governments and the State.

B. The IBP provided for review by the parties of the commitments in the IBP after a period of five years had elapsed.

C. The review process has been undertaken involving the Joint Negotiating Committee (JNC) representing NRLLG and LMALA on behalf of the Lihirian community, LMC for and on behalf of Lihir and representatives from the National Government and from the NIPG. The first formal meeting of all stakeholders took place at the Lihir Hotel in June 2001.

D. Discussions have proceeded on a regular basis since that date and as of the end of 2004 had reached a point where significant unresolved issues had prevented further progress.

E. On 20th April 2005, the Minister for Mining sent a letter to the President of the NRLLG setting out proposals for the JNC, SML landowners and Lihir to consider to progress conclusion of the IBP review ("the proposals"). A copy of this letter is attached as Schedule A.

F. On 24 Aprii 2005, the Chairman of Lihir sent a letter to the Independent Chairman of the IBP Review process, Mr Brown Bai, setting out the terms of Lihir's final offer made to NRLLG and LMALA in a meeting conducted on Lihir on 23 April, 2005 ("the offer"). A copy of the offer is attached as Schedule B.

G. On 26th August 2005, the JNC presented its response at Kokopo, ENBP to the proposals and this JNC response was confirmed by letter dated the same day, a copy of which is attached as Schedule C.

H. On 8th September 2005, Lihir sent a letter to the Independent Chairman of the IBP Review process, setting out its response to the JNC. This was

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INTEGRATED BENEFITS PACKAGE REVIEW - STATUS STATEMENT

     accompanied by a draft Status Statement which was modified on 13th September 2005. A copy of this letter and the modified Status Statement is attached as Schedule D.

I. On 23rd September 2005, the National Government sent a letter to the President of the NRLLG and the Chairman of the JNC setting out it's response to the JNC Kokopo presentation. A copy of this letter is attached as Schedule E.

J. By this document therefore the parties wish to confirm their understanding of the status of the various proposals, offers and responses and establish the steps to be undertaken to finalize the review process and enter into a final, detailed revised IBP agreement to allow for the implementation of commitments.

As at the date of this document the positions of the parties are as follows:

LIHIR GOLD LIMITED:

          1. The TOTAL FINANCIAL COMMITMENT of Lihir under the IBP, for the period of five years from execution of formal agreements by Lihir and the JNC, shall consist of a total of:

               (a) K100 million, less agreed sums already expended in relation to the review process. These funds are to be directed to the implementation of the Lihir Sustainable Development Plan [LSDP] as developed through the IBP Review process and as may be endorsed by the parties thereto;

               (b) The amounts to be deducted, having already been incurred by the JNC as part of the review process and paid are;

                    (i)  K715,000 for legal fees; and

                    (ii) K250,000 for travel costs (Kairiru trip).

               (c) Up to K7 million funding for equity participation in a sustainable, income generating business for Special Mining Lease (SML) affected landowners, together with certain due diligence costs set out more fully in the offer. This offeris conditional upon the SML landowners establishing an effective and transparent governance structure for the management of the SML landowners' equity in whichever business venture is entered into using the K7 million funds.

          2. The MMC / MRO PROPOSAL as identified by the Minister for Mining and referred to in the LGL Chairman's offer, shall be subject to a due diligence by a reputable accounting firm to determine the commercial viability of this proposal. Should the proposal prove to be not commercially viable, then another project will be identified and tested using the same process.

JNC on behalf of its stakeholders accepts Lihir's total financial commitment described in 1 and 2 above on the conditions as described in a) and b) below:


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INTEGRATED BENEFITS PACKAGE REVIEW - STATUS STATEMENT

          a) JNC (assisted by Lihir) will reallocate the K100million to cater for the five chapters of the Revised IBP inline with the prioritized projects under the LSDP during the implementation planning process described below.

          b) The K20million annual allocations for the five year term of the Revised IBP from which drawdowns will be made to fund the projects prioritized for that year will be channeled and managed through a transparent and accountable mechanism that will be agreed to by the parties during the implementation planning process referred to below.

The setting of programme and project priorities within the five chapter LSDP, project budgets, methods of payment and accountability procedures along with the due diligence process associated with the equity participation (see 1(c) above) will be detailed during the implementation planning process to be concluded by the parties no later than 31st December 2005.

The draft programme in spreadsheet form which shall guide this process is attached to this document as schedule F.

NATIONAL GOVERNMENT

          3. Matters concerning the Memoranda of Agreement (MoA) between the State, NIPG, NRLLG and the LMALA signed in 1995 along with the rest of the IBP agreements will be negotiated by a complementary process consistent with the IBP Review progress.

          4. Matters concerning the outstanding Special Support Grant (SSG) payments due under the terms of the MoA between the State, NIPG, NRLLG and the LMALA will be negotiated by a complementary process consistent with the IBP Review progress.

          5. The procedure for release of the SSG funds will be negotiated between the State, NIPG, NRLLG and LMALA by a complementary process consistent with the IBP Review progress.

NEW IRELAND PROVINCIAL GOVERNMENT

          6. Matters concerning the reallocation of NIPG Royalties to implement the LSDP in New Ireland Province (NIP) will be negotiated between the NIPG and the NRLLG by a complementary process consistent with the IBP Review progress.

          7. Matters concerning the reallocation of NIPG royalties to the Namatanai District in the NIP will be negotiated between the NIPG and the NRLLG by a complementary process consistent with the IBP Review progress.


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INTEGRATED BENEFITS PACKAGE REVIEW - STATUS STATEMENT

ADDITIONAL PROPOSALS FROM THE MINING MINISTER OUTSIDE LIHIR'S FINAL OFFER:

          8. The GEOTHERMAL ENERGY PROPOSAL as referred to by the Minister for Mining in his letter of April 20, 2005 whereby the minister proposed that Lihir allow A private company to buy and operate the geothermal energy generation plant, and facilitate land owner involvement in A joint venture arrangement.

          9. The ACCOMMODATION LEASE PROPOSAL as referred to by the Minister for Mining in his letter of April 20, 2005 whereby the minister proposed that Lihir enter into long term contracts with the Lihirian land owners on all accommodation facilities in the mine township.

     These proposals have been accepted by the JNC on the bases that there are no liabilities attaching to the Ministers proposals and that the projects must generate revenue for the SML landowners after the signing of the Revised IBP. These proposals will be further addressed with the Minister and Lihir during the implementation and planning process referred to in 2 above.

ADDITIONAL CLAIMS RAISED BY THE JNC IN ITS KOKOPO PRESENTATION:

Joint Negotiating Committee:

          10. All amounts agreed to in the Revised IBP will be subject to C.P.I adjustment.

          11. Lihir to allocate and legally sub-lease land for accommodation and commercial purposes to Lakaka, small businesses, NSPA and LGPMKL in the Londolovit township.

          12. Capacity building program to be designed and implemented (consistent with the Lihir Sustainable Development Plan) by the JNC (assisted by Lihir, State, relevant State Agencies AND where applicable by relevant professional consultants) for the Lihirian institutions..

          13. Consistent with the terms of the Londolovit Township Agreement Lihir will legally sub-lease land blocks in the plantation to the six main clans of Lihir.

          14. LBDAC be re-organised to include persons appointed by the six clans from their clan members and Chairman of the Pit & Stockpile and Plant Site committees.

          15. The Londolovit Plantation to be given back to the Londolovit Plantation landowners through the NRLLG.

          16. Lihir must commit to funding uncompleted commitments in the current IBP.

          17.  Lihir to give the Supply and Procurement to Lakaka Hardware
               Limited.


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INTEGRATED BENEFITS PACKAGE REVIEW - STATUS STATEMENT

          18. Kuridala to increase its existing 6 haul trucks to 12 haul trucks, all of which will be managed by Lakaka Civil and Construction Limited in line with its original intention as per the existing IBP.

The parties acknowledge that these issues includes issues that have been raised in relation to the IBP Review and issues that the parties acknowledge as issues that the parties are committed to discussing, all of which will be addressed by the parties in the implementation planning process described in 1. and 2. above.

IMPLEMENTATION ISSUES

          19.  The parties acknowledge that this statement represents:

               (a) a conclusion to consultations in relation to the amount of direct LGL financial commitments resulting from the IBP review process;

               (b) and creates a contractual relationship between Lihir, LMALA and NRLLG only in relation to the offer described and accepted in 1 and 2 above; and

               (c) a non contractual relationship between the parties and in respect of issues other than that referred to in 19(b), as these issues will be further addressed in the implementation planning process described in 1 and 2 above.

          20. The parties acknowledge that the Lihir Sustainable Development Pian and its components, in particular the Lihir Destiny Concept, will form the basis for the revised IBP as endorsed and adopted by the NRLLG through its assembly Resolution 38/2004 and the acceptance in principle contained in the letter from Lihir to the Chairman JNC dated October 7th, 2004. Copy attached as schedule G to this document.

          21. The parties also acknowledge the necessity of incorporating the proposals and programmes proposed under the LSDP into the 2006 budget process of the NRLLG, the NSPA and for LGL. This will require the endorsement of the NRLLG of the programmes and projects in the final LSDP draft. The parties therefore commit to working together to achieve this to ensure that there is consistency between the projects that will be implemented under the LSDP and that there are no delays in the implementation of projects and programmes, subject to the requirements of the planning and budget process.

          22. It is acknowledged that some programs may require the commitment of start up funding in the current calendar year and this may be agreed by the parties by mutual consent during the budget preparation process referred to in clause 21 above.

          23. Subsequent to finalization of the IBP Review referred to in clause 20 above, and prior to its execution by the relevant parties, the resultant Memoranda of Agreement must be:

               (a)  Accepted and agreed to by the Mining Warden.


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INTEGRATED BENEFITS PACKAGE REVIEW - STATUS STATEMENT

               (b)  Endorsed by the full assembly of the NRLLG.

               (c)  Accepted and agreed by LMALA executives.

               (d) The subject of an agreed community awareness programme, involving representatives from LMALA, NRLLG and Lihir and aimed at ensuring comprehensive understanding of the nature and substance of the agreement throughout the Lihirian community.

          24. Each of the parties to this statement shall pay their own expenses incidental to the review, the IBP and all activities referred to in this statement, including all fees of legal, financial or other advisers, unless the contrary is specifically referred to in this statement or otherwise agreed to in writing. The parties acknowledge that as recorded in the Minute of the IBP Review Meeting of 26-28 September 2005, Lihir will pay the travel and accommodation costs of parties attending the review of the MoA and IBP Review.

          25 The terms of this statement are not to be the subject of any announcement by the parties because they have been reached on a "commercial in confidence" basis and will remain so until all of the implementation issues described above have been carried out.

ACKNOWLEDGED by the following signatories on behalf of the entity whose name is set out opposite each signature;


LIHIR GOLD LIMITED                      /s/ Illegible
                                        ----------------------------------------
                                        for Arthur Hood
                                            Managing Director


NIMAMAR RURAL LOCAL LEVEL GOVERNMENT    /s/ Hon Ambrose Silul MPA
                                        ----------------------------------------
                                        Hon Ambrose Silul MPA
                                        President


LIHIR MINING AREA LANDOWNERS            /s/ Marc Soipang
ASSOCIATION                             ----------------------------------------
                                        Marc Soipang
                                        Chairman


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INTEGRATED BENEFITS PACKAGE REVIEW - STATUS STATEMENT


NATIONAL GOVERNMENT                     /s/ Stevie T. S. Nion
                                        ----------------------------------------
                                        Stevie T. S. Nion
                                        A / Secretary for Mining


NEW IRELAND PROVINCIAL GOVERNMENT       ----------------------------------------
                                        Robinson Sirambat
                                        Provincial Administrator


WITNESSED BY                            /s/ Brown Bai
                                        ----------------------------------------
                                        Brown Bai CBE
                                        Independent Chairman to
                                        IBP Review

DATED: 9th day of November 2005


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